Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Heide Erickson
Capella Education Company
612.977.5172
Heide.Erickson@capella.edu

Media Contact:
Mike Buttry
Capella Education Company
612.977.5499
Mike.Buttry@capella.edu

Capella Education Company Reports Second Quarter 2013 Results

MINNEAPOLIS, July 23, 2013 - Capella Education Company (NASDAQ: CPLA), a provider of online post-secondary education, primarily through its wholly owned subsidiary Capella University, today announced financial results for the three months ended June 30, 2013.

“We are very pleased with our performance in the second quarter and continue to be encouraged by the progress we are making in a still difficult market environment,”said Kevin Gilligan, chairman and chief executive officer. “The pace of innovation at Capella positions us to drive further differentiation and build a long-term sustainable business model designed to create learner and shareholder value.”

For the three months ended June 30, 2013:

•	Revenues were $103.7 million, compared to $106.2 million in the second quarter of 2012, a decrease of 2.3 percent.

•	Capella University total active enrollment decreased 0.9 percent to 36,003 and new enrollment, calculated at census date, increased by 12.7 percent from second quarter 2012.

•	Operating income was $17.5 million, compared to $18.1 million for the same period in 2012. Operating margin was 16.8 percent, compared to 17.0 percent for the second quarter 2012.

•	Net income attributable to Capella Education Company for the second quarter of 2013 was $10.4 million, compared to $11.4 million for the same period in 2012.

•	Net income per diluted share was $0.83, compared to $0.85 for the same period in 2012.

For the six-month period ended June 30, 2013:

•	Revenues decreased by 3.1 percent to $208.9 million, compared to $215.6 million for the same period in 2012.

•	Operating income for the six-month period ended June 30, 2013 was $32.6 million, or 15.6 percent of revenue, compared to $36.0 million, or 16.7 percent of revenue during the same period in 2012.

•	Net income attributable to Capella Education Company was $19.2 million, or $1.54 per diluted share, compared to $22.7 million, or $1.67 per diluted share, for the same period in 2012.

Balance Sheet and Cash Flow

As of June 30, 2013, the Company had cash, cash equivalents, and marketable securities of $144.8 million, compared to $115.5 million at Dec. 31, 2012, and no debt for the same periods.

Cash flow from operating activities for the six months ended June 30, 2013 was $41.6 million compared to $35.6 million in the same period a year ago.

Outlook

For the third quarter ending Sept. 30, 2013, Capella University new enrollment growth, calculated at census date, is expected to decline in the mid-single digit percentage range compared to particularly strong new enrollment performance in the third quarter 2012. Total enrollment is expected to decline by about 2 to 4 percent and consolidated revenue is expected to be flat to up 1 percent compared to third quarter 2012.

The consolidated operating margin is anticipated to be approximately 8 to 9 percent of total revenue for the third quarter of 2013, and about 13 to 14 percent of total revenue for the fiscal year 2013.

“We continue to expect quarterly volatility in new enrollment growth in the current market environment,” said Steve Polacek, senior vice president and chief financial officer. “We are balancing this volatility with new learner success improvements. Our focus remains on diligent cost management, returning to total enrollment growth and investing in our business to drive both short- and long-term performance.”

Forward-Looking Statements

Certain information in this news release does not relate to historical financial information, including statements relating to our future prospects and our expectations regarding our revenues, enrollment, and operating performance, and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions investors not to place undue reliance on any such forward-looking statements, which are based on information available at the time those statements are made or management's good faith belief as of that time with regard to future events, and should not be read as a guarantee of future performance or results. Such statements are subject to certain risks and uncertainties that could cause the company's actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company undertakes no obligation to update its forward-looking statements to reflect events or circumstances arising after such date.

Among these risks and uncertainties are any failure to materially comply with the extensive regulatory framework applicable to us, including compliance with Title IV of the Higher Education Act and the regulations thereunder; complying with U.S. Department of Education rules, including those regarding incentive compensation; maintaining our business in accordance with regional and specialized accreditation standards and state regulatory and program approval requirements; changes in the administration, funding and availability for Title IV programs; responding to any governmental inquiries into our financial aid practices; attracting and retaining high quality, academically prepared learners; updating and expanding the content of existing programs and developing new programs; the review of our business, marketing and financial aid practices by governmental authorities, including changes in applicable federal and state laws and regulations and accrediting agency policies; responding to requests for information and complaints from the Minnesota Office of Higher Education and other states; maintaining and expanding existing commercial relationships with employers and developing new such relationships; effectively instituting our brand driven marketing strategy; improving our learner persistence and cohort retention rate; improving our conversion rates; keeping up with advances in technology important to the online learner experience; successfully implementing upgrades to our course room; successfully identifying and integrating acquisitions; complying with regulations applicable to our international operations; managing operational challenges with acquired entities; using business technology to accurately store, process and report relevant data; effectively implementing cost reductions in our business; managing increases in our expenses; and managing risks associated with the overall competitive environment and general economic conditions.

Other factors that could cause the company's results to differ materially from those contained in its forward-looking statements are included under, among others, the heading "Risk Factors" in our most recent Form 10-K and Form 10-Q on file with the Securities and Exchange Commission and other documents filed by the company with the Securities and Exchange Commission.

Conference Call

Capella will discuss its second quarter 2013 results and outlook during a conference call scheduled today, July 23, 2013, at 9:00 a.m. Eastern time (ET). To participate in the live call, investors should dial 866.385.4179 (domestic) or 702.928.7882 (international) at 8:50 a.m. (ET), conference ID# 94688481. The webcast, including the accompanying presentation, will be available on the Capella Education Company Web site at www.capellaeducation.com. A replay of the call will be available starting on July 23, 2013 through July 30, 2013, at 855.859.2056 (domestic) or 404.537.3406 (international), conference ID# 94688481. It will also be archived at www.capellaeducation.com in the investor relations section for 60 days.

About Capella Education Company

Founded in 1991, Capella Education Company is a leader in online education, primarily through our wholly owned subsidiary Capella University, a regionally accredited* online university. In addition, Capella Education Company offers online education through Resource Development International Ltd. (RDI), an independent provider of United Kingdom (UK) university distance learning qualifications. Capella Education Company also owns an innovative startup company called Sophia (http://www.sophia.org) - a social teaching and learning platform that integrates education with technology.

Capella University offers online graduate degree programs in business, counseling, education, health administration, homeland security, human resource management, human services, information technology, nonprofit management and leadership, nursing, psychology, public administration, public health, public safety, and social work, and bachelor's degree programs in business, information technology, nursing, psychology, and public safety. These academic programs are designed to meet the needs of working adults, combining high quality, competency-based curricula with the convenience and flexibility of an online learning format. Currently, Capella University offers 43 graduate and undergraduate degree programs with 145 specializations. As of June 30, 2013, approximately 36,000 learners were enrolled with about 70 percent of learners enrolled in graduate degree programs. For more information about Capella

Education Company, please visit http://www.capellaeducation.com. For more information about Capella University, please visit http://www.capella.edu or call 1.888.CAPELLA (227.3552).

Resource Development International Ltd. partners with a number of the top 100 universities in the UK to develop, validate and deliver UK higher education qualifications, predominantly through online courses. For more information, visit http://www.rdi.co.uk.

Sophia is a first-of-its-kind social education platform that offers students many ways to learn by making free, credible, academic content available to anyone, anywhere, at anytime. The site offers tens of thousands of tutorials created by hundreds of teachers and experts that are taught in a variety of ways. The platform further enhances the learning process by offering quizzes, assessing learning preferences and providing learning paths. For more information, visit www.sophia.org.

*Capella University is accredited by The Higher Learning Commission and is a member of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Capella University, Capella Tower, 225 South Sixth Street, Ninth Floor, Minneapolis, MN 55402, 1.888.CAPELLA (227.3552), http://www.capella.edu.

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CAPELLA EDUCATION COMPANY
Consolidated Balance Sheets
(In thousands, except par value)

	As of June 30, 2013	As of December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$107,581	$93,220
Marketable securities	37,228	22,279
Accounts receivable, net of allowance of $5,923 at June 30, 2013 and $6,231 at December 31, 2012	14,861	15,900
Prepaid expenses and other current assets	11,688	11,124
Deferred income taxes	3,486	3,481
Total current assets	174,844	146,004
Property and equipment, net	42,269	45,240
Goodwill	16,885	16,970
Intangibles, net	3,734	4,674
Total assets	$237,732	$212,888
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,562	$5,798
Accrued liabilities	35,714	26,392
Deferred revenue	9,451	9,651
Total current liabilities	51,727	41,841
Deferred rent	3,437	4,150
Other liabilities	2,190	6,425
Deferred income taxes	8,344	8,370
Total liabilities	65,698	60,786

Shareholders’ equity:
Common stock, $0.01 par value: Authorized shares — 100,000; Issued and Outstanding shares — 12,393 at June 30, 2013 and December 31, 2012	124	124
Additional paid-in capital	100,005	97,716
Accumulated other comprehensive income (loss)	145	(22)
Retained earnings	71,760	54,284
Total shareholders’ equity	172,034	152,102
Total liabilities and shareholders’ equity	$237,732	$212,888

CAPELLA EDUCATION COMPANY
Consolidated Statements of Income
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
Revenues	$103,693	$106,180	$208,935	$215,580
Costs and expenses:
Instructional costs and services	44,900	46,704	91,867	95,137
Marketing and promotional	24,101	25,437	49,602	50,859
Admissions advisory	6,727	7,482	13,498	15,170
General and administrative	10,500	8,501	21,328	18,421
Total costs and expenses	86,228	88,124	176,295	179,587
Operating income	17,465	18,056	32,640	35,993
Other income (expense), net	(25)	60	(225)	17
Income before income taxes	17,440	18,116	32,415	36,010
Income tax expense	7,018	6,704	13,238	13,491
Net income	10,422	11,412	19,177	22,519
Net loss attributable to noncontrolling interest	—	—	—	186
Net income attributable to Capella Education Company	$10,422	$11,412	$19,177	$22,705
Net income attributable to Capella Education Company per common share:
Basic	$0.84	$0.85	$1.55	$1.68
Diluted	$0.83	$0.85	$1.54	$1.67
Weighted average number of common shares outstanding:
Basic	12,394	13,369	12,394	13,541
Diluted	12,498	13,425	12,489	13,604

CAPELLA EDUCATION COMPANY
Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended June 30,
	2013	2012
	(Unaudited)
Operating activities
Net income	$19,177	$22,519
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for bad debts	7,060	7,043
Depreciation and amortization	13,596	14,403
Amortization of investment discount/premium	308	475
Impairment of property and equipment	229	956
Loss on disposal of property and equipment	39	77
Share-based compensation	2,606	1,933
Excess tax benefits from share-based compensation	(66)	(37)
Deferred income taxes	(43)	(1,631)
Changes in operating assets and liabilities:
Accounts receivable	(6,044)	(5,154)
Prepaid expenses and other current assets	820	(54)
Accounts payable and accrued liabilities	6,189	(3,109)
Income tax payable	(1,486)	(2,766)
Deferred rent	(713)	(95)
Deferred revenue	(116)	1,069
Net cash provided by operating activities	41,556	35,629
Investing activities
Capital expenditures	(10,310)	(11,697)
Proceeds from the sale of property and equipment	—	303
Redemption of noncontrolling interest	—	(1,576)
Purchases of marketable securities	(22,426)	—
Sales and maturities of marketable securities	7,135	32,035
Net cash provided by (used in) investing activities	(25,601)	19,065
Financing activities
Excess tax benefits from share-based compensation	66	37
Net proceeds from exercise of stock options	524	244
Repurchases of common stock	(2,137)	(25,483)
Net cash used in financing activities	(1,547)	(25,202)
Effect of foreign exchange rates on cash	(47)	(6)
Net increase in cash and cash equivalents	14,361	29,486
Cash and cash equivalents at beginning of period	93,220	61,977
Cash and cash equivalents at end of period	$107,581	$91,463
Supplemental disclosures of cash flow information
Income taxes paid	$14,770	$18,014
Noncash transactions:
Purchase of equipment included in accounts payable and accrued liabilities	$207	$438

CAPELLA UNIVERSITY
Other Information

	June 30,
Enrollment by Degree (a):	2013	2012	% Change
PhD/Doctoral	11,171	11,556	(3.3)%
Master's	14,816	15,705	(5.7)%
Bachelor's	9,110	8,372	8.8%
Other	906	703	28.9%
Total	36,003	36,336	(0.9)%

(a) Enrollment as of June 30, 2013 and 2012 is the enrollment as of the last day of classes for the quarter ended June 30, 2013 and 2012, respectively.